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                                                                   EXHIBIT 10.16


                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                           SHEA CENTER LIVERMORE, LLC,
                A CALIFORNIA LIMITED LIABILITY COMPANY ("SELLER")

                                       AND

                             KLA-TENCOR CORPORATION,
                        A DELAWARE CORPORATION ("BUYER")




                               Dated: May 5, 2000

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                           PURCHASE AND SALE AGREEMENT
                                   KLA-TENCOR

        THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is entered into as of May 5, 2000 (the "EFFECTIVE DATE") by and between SHEA CENTER LIVERMORE, LLC, a California limited liability company ("SELLER") and KLA-TENCOR CORPORATION, a Delaware corporation ("BUYER") in the following factual context:

        A. Seller is the owner of a business and commercial park in Livermore, California commonly referred to as Shea Center, comprising approximately 300 acres, as more particularly described in Exhibit A-1 complete with all privileges, rights, easements and appurtenances belonging to the real property, all minerals, water, and oil, gas and other hydrocarbon substances, and all development, air and water rights relating to the real property. The real property and other rights specified above are referred to herein as the "LAND".

        B. The Land is subject to Tentative Parcel Map No. 7341 (the "TENTATIVE MAP") and Development Agreement No. 114-97 For Cayetano Corporate Campus, dated as of March 10, 1999, as amended, (the "DEVELOPMENT AGREEMENT").

        C. Seller desires to sell, and Buyer desires to purchase, a portion of the Land (the "PROPERTY") consisting of approximately 31.5 acres of land, net of roads, as shown on Exhibit A-2, the exact size of which will be determined and agreed to by both parties during the Feasibility Period, on the terms and conditions specified below.

        D. Buyer desires to have an option to purchase from Seller and Seller desires to grant Buyer an option to purchase the portion of the Land (the "OPTION PROPERTY") consisting of approximately 12.2 acres of land, net of roads, as shown on Exhibit A-3, the exact size of which will be determined and agreed to by both parties during the Feasibility Period, upon the terms and conditions specified below.

        In this factual context and in consideration of the representations, warranties and covenants in this Agreement, the parties agree as follows.

SECTION 1.     PURCHASE AND SALE.

        1.1 PROPERTY. Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Property.

        1.2 TIF CREDITS AND OTHER IMPACT FEES. Seller has paid impact and other fees and has performed work entitling it to certain credits against future fees, including but not limited to traffic improvement fee credits, as more particularly described in Schedule 1 to this Agreement. Before committing to pay any impact or other fees in connection with obtaining entitlements or utility agreements for Buyer's anticipated development of the Property, Buyer shall purchase any of Seller's credits against future fees that it

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could use against its impact or other fees. The purchase price for the credits shall be the price of the credits on the City of Livermore's then-existing fee schedule at the time purchased. In furtherance of this provision, Buyer shall provide Seller with ten (10) days written notice before applying for any building permits in connection with the development of the Property.

        1.3 PURCHASE PRICE. The total purchase price for the Property (the "PURCHASE Price") shall be based on the size of the Property, as finally determined by the parties, at a rate of Ten and 96/100 Dollars ($10.96) per square foot.

        1.4 PAYMENT.  The Purchase Price shall be paid as follows:

        (a) Upon mutual execution of this Agreement, Buyer shall deposit into escrow the sum of Ten Thousand Dollars ($10,000) in immediately available funds (the "DEPOSIT"). If Buyer approves the Feasibility Conditions described in
Section 10.3 below within the Feasibility Period, Buyer shall deposit an additional Two Hundred Ninety Thousand Dollars ($290,000) into escrow for a total Deposit of Three Hundred Thousand Dollars ($300,000). The Deposit shall be refundable for failure of any condition to Closing, except failures resulting from Buyer's breach, together with interest actually earned while on deposit in escrow. The Deposit shall be credited against the Purchase Price, with interest actually earned while on deposit in escrow, at Closing.

        (b) The balance of the Purchase Price (minus the Deposit) shall be paid to Seller in immediately available funds at Closing.

SECTION 2   TITLE TO THE PROPERTY.

        At the Closing, Seller shall convey to Buyer title to the real estate portion of the Property by duly executed and acknowledged grant deed in a standard title company form (the "GRANT DEED") together with a separate (non-recordable) transfer tax declaration (the "TRANSFER TAX DECLARATION"). Conclusive evidence of delivery of marketable and insurable fee simple title shall be the issuance by First American Title Insurance Company (the "TITLE COMPANY") of an ALTA extended coverage policy of title insurance (the "TITLE POLICY") in the amount of the purchase price for the Property insuring fee simple title to the real estate portion of the Property in Buyer, subject only to a lien for real property taxes and assessments not yet delinquent and such other exceptions as have been approved by Buyer (the "APPROVED EXCEPTIONS") and containing endorsements reasonably requested by Buyer. If, after the Closing, Buyer shall discover any defect in title not covered by the representations and warranties of Seller in Section 13.1, it shall look solely to the Title Policy for any recovery.

        The Approved Exceptions shall include but not be limited to (a) the Repurchase Option and (b) covenants, conditions, restrictions, easements and similar rights created with the consent of Buyer, which consent Buyer shall not unreasonably withhold or delay. Buyer and Seller agree that it shall be reasonable for Buyer to withhold its consent if Buyer reasonably determines that such covenants, conditions, restrictions, easements or other rights will result in the occurrence of any of the following:


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(i) material interference with Buyer's intended development or use of the
Property as contemplated pursuant to this Agreement, or (ii) any material impact upon the location of the buildings to be constructed on the Property by Buyer as shown on Buyer's site plan as approved by Seller (pursuant to Section 7.1) and the Planning Commission ("BUYER'S APPROVED SITE PLAN").

SECTION 3.     CONDITIONS TO CLOSING.

        3.1 BUYER'S PURCHASE CONDITIONS. The following conditions are conditions precedent to Buyer's obligation to purchase the Property:

        (a) The representations and warranties contained in Section 13.1 shall be true and correct when made and shall be true and correct as of the Closing, without any material adverse change, except for any material adverse change of which Seller has notified Buyer and Buyer has accepted in writing.

        (b) Seller shall have performed all of its obligations under this Agreement.

        (c) Seller shall have obtained all consents, approvals, authorizations and exemptions required to be obtained in order to consummate the transactions contemplated by this Agreement.

        Conditions (a), (b) and (c) are for the benefit of and may be waived by Buyer. Upon the nonsatisfaction of conditions (a), (b) or (c), unless waived by Buyer, Buyer shall retain such remedies as it may have at law or in equity, provided, however that if any representation or warranty made by Seller in this Agreement becomes untrue as a result of occurrences beyond Seller's control, Seller shall not be in breach of the representation or warranty and Buyer's sole remedy shall be to waive the breach and close or to terminate this Agreement.

        3.2 SELLER'S CONDITIONS. The following conditions are conditions precedent to Seller's obligation to sell the Property:

        (a) The representations and warranties contained in Section 13.2 shall be true and correct when made and shall be true and correct as of the Closing, without any material adverse change, except for any material adverse change of which Buyer has notified Seller and Seller has accepted in writing.

        (b) Buyer shall have performed all of its obligations under this Agreement.

        Conditions (a) and (b) are for the benefit of and may be waived by Seller. Upon the nonsatisfaction of conditions (a) and (b), unless waived by Seller, Seller shall retain the remedies set forth in Section 14, provided, however that if any representation or warranty made by Buyer in this Agreement becomes untrue as a result of occurrences beyond Buyer's control, Buyer shall not be in breach of the representation or warranty and Seller's sole remedy shall be to waive the breach and close or to terminate this Agreement.


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        3.3 JOINT CONDITIONS. The following conditions are conditions precedent to both Buyer's and Seller's obligations under this Agreement:

        (a) The Title Company shall be irrevocably committed to issue the Title Policy described in Section 2.

        (b) There shall not have occurred after the Effective Date any material adverse physical change in the Property from its condition as of the Effective Date.

        (c) Seller shall have obtained final approvals by the City of Livermore (the "CITY") of, and thirty-five (35) days shall have passed after the date of filing by the City of its notice of determination with respect to, amendments to the Development Agreement, the Tentative Map, the Planned Unit Development #131 (the "PLANNED UNIT DEVELOPMENT"), and, if necessary, the Zoning Ordinance General Provision regarding the Airport Overlay ("ZONING ORDINANCE") to (1) increase the height of a two-story building to allow a building of 46 feet; (2) alter the Isabel Interchange Milestones to allow Buyer to construct 480,000 square feet on the Property at any time; (3) approve tentative map parcel lines and street configurations consistent with the Lot Line Adjustment; (4) approve the Lot Line Adjustment (including form of deed and plat map); and (5) approve the form of reciprocal easements to be recorded in connection with the Lot Line Adjustment deed, if required (collectively, the "ENTITLEMENTS").

        (d) No order or injunction restraining or preventing the transactions contemplated by this Agreement or the development of the Property shall be in effect, and no action, suit or proceeding challenging the transactions contemplated by this Agreement or adversely affecting the development of the Property, including, but not limited to eminent domain proceedings, shall be pending before any court or government agency or be overtly threatened by any government agency.

        Upon the nonsatisfaction of conditions (a) through (d), unless waived by Buyer and Seller in each of their sole discretion, the Agreement may be terminated by either party at any time after the date Escrow is otherwise scheduled to close, in which event neither party shall have any further obligations under this Agreement except as otherwise specifically provided herein.

        3.4  TERMINATION FOR FAILURE OF CONDITION.

        Upon termination of this Agreement Buyer shall deliver to Seller (i) copies of any studies, surveys and reports prepared for it by third parties relating to the Property (excluding privileged, proprietary, copyrighted or confidential information), without any warranty by Buyer as to utility or accuracy, but to Buyer's knowledge, complete, (ii) a quitclaim deed to Seller in recordable form releasing any interest of Buyer in the Property and (iii) all information which Seller furnished to, or permitted to be copied by, Buyer. After these deliveries and, unless the termination resulted from Buyer's breach, the return of the Deposit to Buyer, neither party shall have any further obligation to the other.

SECTION 4.     COVENANTS.


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        4.1 SELLER'S COVENANTS. Seller covenants that:

        Commencing on the Effective Date and continuing until the close of
Escrow:

        (a) Other than contracts entered into by Seller for completion of the Off-Site Improvements, Seller shall not enter into any agreement regarding the management, repair, improvement, or any other matter affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

        (b) Seller shall not permit any act of waste or act that would tend to diminish the value of the Property for any reason, except that caused by ordinary wear and tear.

        (c) Seller will promptly after discovery notify Buyer in writing of any adverse material changes affecting the physical condition of the Property.

        (d) With the exception of the Off-Site Improvements, Seller shall cause the Property to be maintained in substantially the same manner as it has been maintained prior to the Effective Date until the close of Escrow and shall not make any material changes to the Property or enter into any agreement affecting the Property without Buyer's prior consent, which consent shall not be unreasonably withheld or delayed.

        (e) Seller shall comply with all terms and conditions of the Development Agreement and the Tentative Map generally relating to development of Shea Center other than those terms and conditions directly related to the development of the Property but not related to the completion of the Off-Site Improvements or payments to be made by Seller in connection with the Entitlements, which terms and conditions shall be the responsibility of Buyer.

        (f) Seller agrees that during the Feasibility Period, it will meet and confer with Buyer prior to finalizing the Covenants, Conditions and Restrictions ("CC&RS") for Shea Center or any material aspect thereof, including without limitation the signage and landscape plans, design criteria, transportation and circulation elements, public use facilities, and so forth, and after the end of the Feasibility Period it will work with Buyer to minimize the impact of any material changes in the CC&Rs or design guidelines for Shea Center on Buyer's development of its campus within Shea Center.

        4.2    MUTUAL COVENANTS.

        (a) Seller and Buyer each covenant to cooperate with the other in pursuing the matters set forth in this Section 4 and in Section 6 and in otherwise fulfilling the conditions to Closing. If after the Closing, Buyer seeks to subdivide the Property into more than four lots and/or the Option Property into more than two lots, Seller shall cooperate with Buyer in seeking approval of the additional subdivision at no material expense to Seller.

        (b) Seller shall be entitled to encumber the Property at any time in the future with assessment liens for the benefit of the Property. Buyer will not oppose the placement of assessment liens on the Property or the Option Property of up to $2.50


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per square foot of land. Buyer shall be responsible for the timely payment of assessments on the Property up to $2.50 per square foot. Seller shall prevent the placement of any assessment liens on the Property in excess of $2.50 per square foot of land by paying the portion of the principal of the assessments such that the original principal balance does not exceed $2.50 per square foot.

SECTION 5.     CLOSING AND ESCROW.

        5.1 CLOSING DATE. The "CLOSING" shall be consummated through Escrow No. 594192 (the "ESCROW") established at the offices of First American Title Company, 6665 Owens Drive, Pleasanton, California 94588, Attention: Diane Allen-Burton (the "ESCROW AGENT") upon the earlier of receipt by Buyer of a building or grading permit for the Property or August 21, 2000 (the "CLOSING DATE"); provided, however, that (i) Buyer may extend the Closing Date for up to three (3) periods of one month each for payment of one percent (1%) of the Purchase Price per month and (ii) Seller may extend the Closing for up to one hundred and eighty (180) days for delays in processing the Entitlements that are beyond Seller's control despite Seller's employment of commercially reasonable efforts to secure the Entitlements. The Purchase Price shall not be increased in connection with any extension of the Closing resulting from delays in processing the Entitlements. Subject to satisfaction or waiver by Buyer of the conditions to Closing set forth in Sections 3.1 and 3.3, any payments made by Buyer to extend the Closing shall be non-refundable and shall not be applied to the Purchase Price.

        5.2 BUYER'S DEPOSITS INTO ESCROW. At or before Closing, Buyer shall execute, acknowledge, where appropriate, and deposit into Escrow

        (a)  The Purchase Price (minus the Deposit);

        (b)  Two signed counterparts of the Memorandum of Repurchase Option; and

        (c)  Two signed counterparts of the Memorandum of Option.

        5.3 SELLER'S DEPOSITS INTO ESCROW. At or before Closing, Seller shall execute, acknowledge, where appropriate, and deposit into Escrow:

        (a)  The Grant Deed;

        (b)  The Transfer Tax Declaration;

        (c)  A FIRPTA Certificate;

        (d)  A Withholding Affidavit;

        (e)  Two signed counterparts of the Memorandum of Repurchase Option; and

        (f)  Two signed counterparts of the Memorandum of Option.


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        5.4 OTHER INSTRUMENTS. Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the Escrow and consummate the purchase and sale of the Property under this Agreement.

        5.5 CLOSE OF ESCROW. At least five (5) business days before the anticipated Closing Date, the Escrow Agent shall prepare and submit to each of Seller and Buyer for their approval (not to be unreasonably withheld and to be deemed given unless Escrow Agent receives a written notice of disapproval prior to the Closing Date) a pro forma of the Title Policy and pro forma escrow settlement statements. As soon as (but not until) each of the following has occurred: (1) Buyer has delivered into Escrow (i) the documents described in
Section 5.2 and (ii) the Purchase Price (minus the Deposit) together with Buyer's share of closing costs; and (2) Seller has delivered into Escrow the documents described in Section 5.3, Escrow Agent shall date all undated documents as of the Closing Date and shall close Escrow by:

               (a) Recording the Grant Deed (marked for return to Buyer) in the Official Records of the Alameda County Recorder's Office (which shall be deemed delivery to Buyer);

               (b) Recording the Memorandum of Repurchase Option (marked for return to Seller) in the Official Records of the Alameda County Recorder's Office (which shall be deemed delivery to Seller);

               (c) Recording the Memorandum of Option (marked for return to Buyer) in the Official Records of the Alameda County Recorder's Office (which shall be deemed delivery to Buyer);

               (d)  Issuing the Title Policy;

               (e)  Delivering to Seller:

                      (i) The portion of the Purchase Price remaining after deduction of (i) the amount of any net credits to Buyer resulting from the prorations pursuant to Section 5.6 hereof and (ii) Seller's share of closing costs;

                      (ii) Conformed copies of all recorded documents;

                      (iii)Copies of the other documents required of Buyer to be deposited in Escrow.

               (e)  Delivering to Buyer:

                      (i) Any funds remaining in Escrow after (i) disbursement to Seller of the Purchase Price and (ii) payment of all of the closing costs;

                      (ii) The FIRPTA Certificate executed by Seller;


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                      (iii)The Withholding Affidavit executed by Seller;

                      (iv) Conformed copies of all recorded documents;

                      (v) Copies of the other documents required of Seller to be deposited into Escrow.

        5.6 PRORATIONS. General ad valorem real property taxes payable in the fiscal year in which the Closing Date occurs shall be prorated as of the Closing Date. If such taxes have not been determined as of the Closing Date, the proration shall be based upon the product of the taxes for the prior fiscal year and a factor of 1.02. If after Closing any supplemental real property taxes or any other additional real property taxes or assessments that are applicable to the period prior to the Closing are levied for any reason, including without limitation back assessments, escape assessments or any assessments under "Proposition 8", then Seller shall pay all such additional taxes and assessments, to the extent applicable to the period prior to the Closing. Any utility charges, annual permits and/or inspection fees (calculated on the basis of the period covered), and other expenses of the operation and maintenance of the real estate portion of the Property shall be prorated as of 12:01 a.m. on the Closing Date on the basis of a 365-day year. Seller and Buyer hereby agree that if any of the prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon as reasonably possible after the Closing Date and any adjustments shall be paid within ten days of the subsequent proration together with interest at the rate of 10% per annum if not paid within ten days after demand. During the Feasibility Period, Seller shall provide to Buyer information reasonably requested by Buyer relating to utility charges, annual permits and/or inspection fees and other expenses of the operation and maintenance of the real estate portion of the Property to be prorated pursuant to this Section.

        5.7 COSTS. Seller shall pay the cost of the premium for a standard CLTA owner's policy of title insurance and transfer fees. The increased costs for an ALTA title insurance premium, for extended coverage or for any additional endorsements desired by Buyer shall be paid by Buyer. Buyer shall pay all survey costs in connection with obtaining an ALTA survey or extended coverage. Buyer shall pay all escrow and recording fees. Seller shall pay all documentary transfer taxes. Seller and Buyer shall each pay one-half of any local transfer taxes and of any other costs and charges of the Closing.

        5.8 POSSESSION. Possession of the Property shall transfer to Buyer at the Closing.

SECTION 6.     SELLER'S OBLIGATIONS.

        6.1 LOT LINE ADJUSTMENT. Prior to Closing, Seller will reconfigure the existing legal parcels by means of a lot line adjustment (the "LOT LINE ADJUSTMENT") so that Seller may legally convey the Property to Buyer in the desired configuration prior to filing a Final Map. In connection with the recordation of the deed and plat map for the


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lot line adjustment, Seller will also record reciprocal easements with respect to all roads, road improvements, utilities, landscaping, signage, and other on- and off-site improvements contemplated by this Agreement. Buyer shall have the right to approve the Lot Line Adjustment and reciprocal easements, to the extent, and only to the extent, that they affect the Property, which approval shall not be unreasonably withheld or delayed and shall be given if the Lot Line Adjustment and reciprocal easements are substantially in compliance with the attached Exhibits A-2 and A-3.

        6.2 OFF-SITE IMPROVEMENTS. Seller shall complete the off-site improvements listed on Schedule 2 to this Agreement (the "OFF-SITE IMPROVEMENTS") in the time frames set forth therein (subject to any delays beyond the reasonable control of Seller) resulting from the need to obtain approval of the City. Seller shall seek the City's approval of the Off-Site Improvements as soon as reasonably practicable. Buyer shall be entitled to review the plans for the Off-Site Improvements prior to the commencement of construction. The costs of the Off-Site Improvements as well as all other off-site improvements required by the City as a condition of the development of the Property shall be borne by Seller. The Off-Site Improvements will be completed in a good and workmanlike manner in compliance with all applicable governmental requirements. Seller shall provide Buyer with a commercially reasonable enforcement mechanism, the form of which shall be agreed upon by the parties during the Feasibility Period, to ensure that Seller's improvement obligations are timely completed.

        6.3 AMENDMENT OF DEVELOPMENT AGREEMENT, TENTATIVE MAP, PLANNED DEVELOPMENT PERMIT AND ZONING ORDINANCE. Seller shall submit applications to the City for amendment of the Development Agreement, Tentative Map, Planned Unit Development and the Zoning Ordinance as necessary to obtain the Entitlements and shall complete all conditions of approval for such amendments.

SECTION 7    BUYER'S OBLIGATIONS.

        7.1 APPROVAL OF SITE PLAN. Each time that Buyer prepares a revised site plan, it shall deliver the revised site plan to Seller for informal comments. Prior to submitting its final site plan to the Planning Commission for approval, Buyer shall submit its final site plan to Seller for approval, which approval shall not be unreasonably withheld. Seller shall review the site plan and respond as soon as is reasonably practicable, but no later than ten (10) days after receipt. If Seller has not approved or disapproved Buyer's site plan within ten (10) days after receipt, the site plan shall be deemed approved. If Seller disapproves Buyer's site plan, Seller shall specify the reasons for its disapproval in writing in reasonable detail and Buyer shall, within ten (10) days from the date of Seller's notice of disapproval, modify and resubmit its site plan to Seller. Buyer shall not submit its site plan to the Planning Commission until the site plan has been approved by Seller.

        7.2 APPROVAL OF WORKING DRAWINGS. Concurrently with their submission to City for approval, Buyer shall deliver to Seller a set of working drawings, substantially in accordance with Buyer's Approved Site Plan (the "WORKING DRAWINGS") for Seller's review and approval, which approval shall not be unreasonably withheld. The scope of


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Seller's review of the Working Drawings shall be limited to insuring consistency with the Buyer's Approved Site Plan. If Seller has not approved or disapproved the Working Drawings for the Property within ten (10) days after receipt, the Working Drawings shall be deemed approved. If Seller disapproves the Working Drawings, Seller shall specify in writing the reasons for such disapproval and Buyer shall, within ten (10) days from the date of Seller's notice of disapproval, modify and resubmit the Working Drawings to Seller. The revised Working Drawings shall be deemed approved by Seller, if they are not disapproved by Seller within ten (10) days after they are delivered to Seller. Buyer shall not commence construction on the Property until the Working Drawings have been approved by Seller. The improvements to be constructed by Buyer shown on Buyer's Approved Site Plan and Working Drawings, which improvements are limited to the shell of the building and do not include any tenant improvements, shall be referred to as the "APPROVED IMPROVEMENTS." Buyer covenants to build all Approved Improvements substantially in conformance with Buyer's Approved Site Plan and Working Drawings which have been approved by the City and Seller.

        7.3  REPURCHASE OPTION.

        (a) PROVISION OF NOTICE, GRANT OF OPTION. If Buyer has not commenced construction of Phase I by twenty-four (24) months after the Closing, Seller shall send a written notice to Buyer (the "CONSTRUCTION COMMENCEMENT NOTICE") requesting that Buyer confirm that it intends promptly to commence construction of Phase I. Buyer shall have thirty (30) days in which to respond to the Construction Commencement Notice. If Buyer intends to construct Phase I, Buyer shall so indicate in its response, shall within five (5) months provide Seller with a Construction Commencement Certificate and shall within eighteen (18) months thereafter provide Seller with a Construction Completion Certificate. If Buyer (i) fails to respond to the Construction Commencement Notice, (ii) responds to the Construction Commencement Notice but indicates that it does not intend promptly to commence construction of Phase I, or (iii) responds to the Construction Commencement Notice, provides Seller with the Construction Commencement Certificate within five (5) months of responding, but fails to submit a Construction Completion Notice within eighteen (18) months thereafter, Seller shall have the exclusive right and option to repurchase all or a portion of the Property ("REPURCHASE OPTION") pursuant to the terms and conditions specified below. If Seller exercises the Repurchase Option, Seller shall be entitled to repurchase not only Phase I but also all later Phases (together, the "REPURCHASE PROPERTY"). "Construction Commencement Certificate" shall mean a certificate from Buyer's engineer or architect certifying that the foundation, footings or slab for the required Approved Improvements for Phase I have been completed in accordance with Buyer's Approved Site Plan and Working Drawings. "Construction Completion Certificate" shall mean a certificate from Buyer's engineer or architect certifying that the required Approved Improvements for Phase I have been substantially completed in accordance with Buyer's Approved Site Plan and Working Drawings

        (b) EXTENSION OF BUYER'S CONSTRUCTION COMMENCEMENT AND COMPLETION DEADLINES. If Buyer gives Seller written notice within ten (10) days after the date of first discovery of the occurrence of any delay with respect to its development of Phase I


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caused by any event of Force Majeure described below and specifies the reason for such delay, the commencement and completion deadlines for construction of Phase I, as applicable, shall be extended for a period equal to the time during which Buyer is delayed in satisfying Buyer's obligations to either commence or complete construction, as applicable, due to any of the following matters; provided, however, that neither the commencement nor the completion deadline shall be subject to extension for a period of more than one (1) year for Force Majeure reasons, or otherwise: (i) a judicial order or ruling, or action by the City or other governmental entity beyond the control of Buyer; (ii) a delay in action by the City or other governmental entity beyond that reasonably expected, which causes a delay, or denial in the (1) issuance of building, grading, electrical, plumbing, water or sewer connection permit or other permits, (2) approval or plans, or (3) actual on-site construction, which adversely effects Buyer's day-to-day construction activities in a material way; or (iii) fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, war, invasion, insurrection, rebellion, riots, strikes, lockouts or delays occasioned by unanticipated geological soils conditions, and beyond the control of Buyer and which adversely affect Buyer's day-to-day on-site construction activities in a material way.

        (c) REPURCHASE ESCROW. Within five (5) days after receipt by Buyer of Seller's notice of exercise of the Repurchase Option, Buyer and Seller shall enter into an escrow, with Escrow Agent ("REPURCHASE ESCROW") and shall execute any and all additional instructions requested by Escrow Agent consistent with the provisions of this Agreement. The Repurchase Escrow shall be deemed "opened" upon deposit with Escrow Agent of written instructions by Buyer and Seller to Escrow Agent respecting the repurchase of the Phase by Seller.

                      (i) CLOSE OF REPURCHASE ESCROW. The Repurchase Escrow shall close five (5) days after opening or as soon thereafter as is reasonably possible.

                      (ii) REPURCHASE PRICE. If Seller is repurchasing under paragraph (i) or (ii) of Section 7.3(a), the repurchase price for the Property shall be the repurchase price for undeveloped land set forth in Section 11.2(a). If Seller is repurchasing under paragraph (iii) of Section 7.3(a), the repurchase price for the Property shall be the repurchase price for undeveloped land set forth in Section 11.2(a) less the cost of demolition of any partial improvements constructed on the Property, provided, however, that if Seller elects to complete such improvements, the repurchase price for the Property shall be the repurchase price for undeveloped land set forth in Section 11.2(a) plus the amount of any capital expenditures made by Buyer with respect to the partial improvements. The repurchase price shall be payable in cash at the close of the Repurchase Escrow.

                      (iii) TITLE. Title to Repurchase Property shall be conveyed to Seller in the same condition as when conveyed by Seller to Buyer with the exception of nondelinquent real property taxes and assessments which shall be prorated at the close of the Repurchase Escrow. However, Seller may elect to assume any monetary encumbrance against the Repurchase Property or to take title to the Repurchase Property subject to such encumbrance by written notice to Buyer, in which case Seller shall be entitled to a credit against the repurchase price for the Repurchase Property in an amount equal to the unpaid principal balance, together with accrued and unpaid interest, under the indebtedness secured by such encumbrance.

                      (iv) TITLE INSURANCE. The Repurchase Escrow shall not close until Escrow Agent is in a position to issue to Seller a CLTA standard coverage policy of title insurance with liability equal to the repurchase price, insuring title to the Repurchase Property vested in Seller as provided above.

                      (v) MISCELLANEOUS. All costs incurred in connection with the Repurchase Escrow, including without limitation escrow, closing and title costs shall be paid by Buyer.

        (d) MEMORANDUM OF REPURCHASE OPTION. Buyer and Seller shall execute and cause a Memorandum of Repurchase Option in the form attached as Exhibit B ("MEMORANDUM OF REPURCHASE OPTION") for the Repurchase Property to be recorded concurrently with the Close of Escrow.

        (e) RELEASE OF OPTION RIGHTS. Upon substantial completion of the Approved Improvements for Phase I, Seller shall, at Buyer's request, if Seller has not previously exercised the Repurchase Option, deliver to Buyer a duly executed and acknowledged quitclaim of Seller's Repurchase Option rights.

SECTION 8.     PHASES OF CONSTRUCTION; FAR ALLOCATION.

        Buyer intends to first construct 240,000 total square feet of floor area in two buildings ("PHASE I"), and subsequently to construct another 240,000 total square feet of floor area in two buildings ("PHASE II"). If Buyer exercises its Option to purchase the Option Property, Buyer intends to construct yet another 240,000 total square feet of floor area in two buildings ("PHASE III"). Phases I and II will have an estimated floor area ratio("FAR") of 0.35 (480,000/1,372,140), and Phase III has an estimated FAR of 0.45 (240,000/531,432), subject to modification based on the final approved lot lines for each parcel. The maximum allowed FAR for the entire 130-acre park is 0.35. Seller will permit Buyer to develop Phases I and II with a maximum FAR of 0.35 and Phase III with a maximum FAR of 0.45. Any allocated yet unused FAR on Phases I and II may be used by Buyer to increase the total FAR on Phase III or may be reserved by Buyer for future expansion on any of its Phases; provided, however, that the total FAR for all three Phases shall will not exceed the total FAR of approximately 0.378. No FAR shall be used for retail improvements available to the general public.

SECTION 9.     INVESTIGATION AND APPROVAL OF PROPERTY.

        9.1 FEASIBILITY PERIOD. Buyer shall have until the later of (i) two (2) days after a hearing by the Planning Commission is held to consider Buyer's Application for Site Plan Approval, but not later than July 20, 2000 or (ii) June 20, 2000 (the "FEASIBILITY PERIOD") to either approve or disapprove the Feasibility Conditions. If disapproval is not received in writing prior to the expiration of the Feasibility Period, Buyer will be deemed to have approved the Feasibility Conditions.

        9.2 RIGHT TO INSPECT. During the Feasibility Period, Buyer shall have the right to enter upon the Property and conduct, at its sole expense, such surveys, studies and investigations (collectively "INVESTIGATIONS") as Buyer deems necessary. If Buyer excavates or otherwise disturbs the condition of the Property and, if Escrow fails to close for any reason, Buyer shall restore the Property to the condition it would have been in absent such excavations or disturbances by Buyer. Prior to performing any of the Investigations, Buyer shall obtain all permits and authorizations and shall pay all applicable fees required by any public body or agency in connection with the Investigations. Buyer shall indemnify, defend and hold Seller and the Property, harmless from all damage, loss or liability, including, without limitation, attorneys' fees and costs of court, mechanics' liens or claims or assertions of claims arising out of or in connection with the Investigations, with the exception of any reduction in the value of the Property resulting from information discovered during the Investigations.

        9.3 FEASIBILITY CONDITIONS. The following conditions (the "FEASIBILITY CONDITIONS") shall be approved or disapproved by Buyer prior to the expiration of the Feasibility Period:

        (a) All matters relating to title, together with all municipal and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes;

        (b) The physical condition of the real estate portion of the Property, including the gross and net square footage of the land, the soils and the presence or absence of hazardous materials on, under or in the vicinity of the Property and all other physical and functional aspects of the Property;

        (c)  All easements and access rights;

        (d)  The economics and potential use and development; and

        (e)  Buyer's ability to finance.

        Buyer specifically agrees that it is relying solely on its own examination and inspection of the Property and all related matters, as set forth in this Section 9 and, except as otherwise expressly provided in this Agreement, is not relying upon any warranties or representations, express or implied, of Seller or other information from Seller. Buyer agrees to take the Property "AS IS" in its condition as of Closing and upon Closing Buyer shall have approved all aspects of the Property without limitation.

SECTION 10     OPTION.

        10.1 GRANT OF OPTION. So long as Buyer is not in default under any provision of this Agreement, Seller grants Buyer an option (the "OPTION") to purchase the Option Property subject to the terms and conditions of this Agreement.

        10.2 OPTION PERIOD. By December 1, 2001 (the "OPTION TRIGGER DATE"), Buyer shall provide Seller with written notice of its intent to exercise the Option. If Buyer does not provide Seller with its notice of exercise by the Option Trigger Date, the Option shall lapse.

        10.3 PURCHASE PRICE. The purchase price for the Option Property shall be based on the size of the Option Property, as finally determined by the parties, at a rate of Ten and 96/100 Dollars ($10.96) per square foot; provided, however, that the purchase price for the Option Property shall increase by .0333% (non-compounded) each day commencing on the Option Trigger Date.

        10.4 PAYMENT.

        (a) Within five (5) business days after Buyer delivers its notice of exercise to Seller, Buyer shall deposit One Hundred Fifty Thousand Dollars ($150,000) into escrow (the "OPTION DEPOSIT"). The Option Deposit shall be refundable for failure of any condition to Closing with respect to the Option Property, except failures resulting from Buyer's breach, together with interest actually earned while on deposit in escrow, and shall be credited against the purchase price for the Option Property along with interest actually earned while deposited in escrow.

        (b) The balance of the purchase price for the Option Property shall be paid to Seller in immediately available funds at the closing of the purchase and sale of the Option Property.

        10.5 CLOSING. Subject to the provisions of this Section 10.5, the closing of the purchase and sale of the Option Property shall take place on or before February 21, 2002. Seller warrants that it shall restrict other development within Shea Center and/or meet the occupancy milestones under the Development Agreement by means of completion of the obligations set forth in the "Limitations on Occupancy" provisions set forth in Exhibit 6.2 to the Development Agreement, bonding or other means satisfactory to governmental agencies with jurisdiction, such that by February 21, 2003, Buyer will be legally entitled to occupy up to 240,000 square feet of building area on the Option Property. Prior to the closing of the purchase and sale of the Option Property, Seller shall provide Buyer will confirmation that it will meet the foregoing obligation.

        10.6 OTHER PURCHASE TERMS. Except for those terms and provisions specifically provided in this Section 10, the terms and conditions set forth in this Agreement for the purchase of the Property shall also govern the purchase of the Option Property.

        10.7 MEMORANDUM OF OPTION. Buyer and Seller shall execute and cause a Memorandum of Option in the form attached as Exhibit C (the "MEMORANDUM OF OPTION") to be recorded concurrently with the Close of Escrow.

SECTION 11.    RIGHT OF FIRST OFFER.

        11.1 OFFER NOTICE. If at any time within five (5) years after the Closing, Buyer desires to sell all or any portion of the Property or, if at any time within five (5) years after the closing of the purchase of the Option Property, Buyer wishes to sell all or any portion of the Option Property (the portions of the Property and/or the Option Property which Buyer desires to sell shall be referred to as the "OFFER PROPERTY") then, before offering the Offer Property to a third party, Buyer shall first offer Seller the opportunity to acquire the Offer Property. Buyer shall provide Seller with a written notice of the economic terms and conditions upon which it is willing to transfer the Offer Property (the "OFFER NOTICE"). Seller shall have a period of thirty (30) days in which to notify Buyer of its agreement to acquire the Offer Property.

        11.2   REPURCHASE PRICE.

        (a) If at the time of the Offer Notice no buildings have yet been constructed on the Offer Property, the repurchase price for the Offer Property shall be the portion of the Purchase Price attributable to the Offer Property plus the amount of any capital expenditures made by Buyer with respect to the Offer Property (together, the "BUYER'S CAPITAL COSTS") plus fifty percent (50%) of the difference between (i) Buyer's Capital Costs and (ii) the fair market value of the Offer Property at the time of the repurchase (the "MARKET VALUE). If Buyer and Seller are unable to agree upon the Market Value of the Offer Property, at 10:00 a.m. on the 10th day after Seller notifies Buyer of its intent to exercise the Repurchase Option, Buyer and Seller shall each simultaneously exchange with the other a sealed envelope with a written determination of the fair market value of the Offer Property. If only one valuation is submitted within the requisite time period, the fair market value contained in that valuation shall be the Market Value and shall be final and binding on the parties. If both valuations are timely submitted and they differ by less than 5% of the lower of the two, the average of the two valuations shall be the Market Value and shall be final and binding on the parties. If the two valuations differ by more than 5% of the lower of the two, the parties shall select a neutral appraiser (the "REFEREE") within 20 days thereafter. The parties shall deliver copies of both valuations to the Referee along with each parties comparables and other data providing the basis for its valuation, and the Referee shall select, within 5 days after receipt, the valuation which he or she believes most accurately represents the fair market value of the Offer Property and the selected valuation shall be the Market Value and shall be final and binding on the parties. The Referee appointed pursuant to this Section shall be a member of the American Institute of Appraisers with not less than 10 years experience appraising similar properties. The cost of the Referee shall be borne equally by the parties.

        (b) If at the time of the Offer Notice improvements have been constructed on the Offer Property, the repurchase price shall be the purchase price stated in the Offer Notice.

        11.3 ACCEPTANCE OF OFFER NOTICE, SALE TO THIRD PARTY. If Seller notifies Buyer of its acceptance of the Offer Notice, then Seller shall have ninety (90) days from the date of the acceptance to close escrow. If Seller has not notified Buyer of its acceptance within the thirty-day period, then Buyer may, for a period of one hundred eighty (180) days, enter into a binding agreement to transfer the Offer Property to the third party or its assignee and shall not be required to re-offer the Offer Property to Seller unless the net present value of all of the economic terms to Buyer in the proposed transaction is less than ninety-five percent (95%) of the net present value of the economic terms to Buyer in the transaction offered to Seller. If the Offer Property is not subject to a binding agreement of sale or transfer within the two hundred and ten (210) days from the Offer Notice, it shall again be subject to the provisions of this Section. The net present value shall be calculated on a monthly basis using a discount rate of nine percent (9%) per annum. All of the non-economic terms not stated in the Offer Notice shall be those customary for a similar type of property transaction, with any disagreement over the non-economic terms settled by arbitration before a single arbitrator in accordance with the Arbitration procedures in the California Code of Civil Procedure.

        11.4 EXCEPTED TRANSACTIONS. Neither (i) the transfer of the Offer Property to any individual, corporation, partnership, trust, limited liability company or unincorporated organization or governmental entity either (A) controlling, controlled by or under common control with Buyer, such control being exercised through the ownership or control, directly or indirectly, of more than 50% of the voting power of the shares entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter or (B) resulting from a merger or consolidation involving substantially all of Buyer's business (each, an "AFFILIATE") nor (ii) a sale/lease-back transaction in which Buyer remains as a tenant on the Offer Property for not less than seven (7) years, shall trigger Seller's repurchase rights under the provisions of this Section 11.

SECTION 12.    LOSS BY CASUALTY; CONDEMNATION.

        12.1 RISK OF LOSS. In the event of any casualty (including for example and not by way of limitation landslide or other earth movement) which would cause the loss of any of the developable portions of the real estate portion of Property, the Purchase Price shall be reduced proportionately based on the reduction in square footage of building area that can be constructed on the Property. In the event of any casualty which would cause the loss of 10% or more of the developable portions of the real estate portion of Property, Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Seller within ten days after the casualty, in which event neither party shall have any further obligations under this Agreement except as otherwise specifically provided herein.

        12.2 CONDEMNATION. If, prior to the Closing Date, any proceedings are commenced to take all or any part of the real estate portion of the Property by eminent domain, or any individual or entity with the power of eminent domain threatens to take all or any part of the real estate portion of the Property which would result in the loss of 10% or more of the developable portions of the real estate portion of the Property, Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Seller within ten days after delivery of Seller's notice of any pending or threatened condemnation proceeding, in which event neither party shall have any further obligations under this Agreement except as otherwise specifically provided herein. If Buyer does not elect to terminate, Buyer shall have the right to participate in the proceedings in order to attempt to maximize the amount of the award, minimize the adverse impact of the taking on the Property and otherwise protect its interests. If the taking is completed before Closing, the real estate portion of the Property taken shall be excluded from the Property and the Purchase Price shall be adjusted accordingly. If the taking is not completed until after Closing, the Purchase Price shall be calculated including the real estate portion of the Property to be taken and Seller shall deliver to Buyer at Closing all amounts received on account of the award, together with an assignment of all of Seller's right, title and interest in and to the award for the taking. Seller shall notify Buyer in writing promptly upon receipt of notice, and in any event prior to Closing, of any pending or threatened condemnation proceeding against all or any part of the real estate portion of the Property. Seller shall request that the condemning authority allocate any award between the real estate portion of the Property and any other property which is the subject of the condemnation.

SECTION 13.    REPRESENTATIONS AND WARRANTIES.

        13.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller makes the following representations, warranties and covenants to Buyer as of the Effective Date. For all purposes of this Agreement, including Seller's representations and warranties contained in this Section, the phrase "TO THE BEST OF SELLER'S KNOWLEDGE" shall mean the current actual knowledge of Robert M. Burke, Kevin Peters, or Jeff Melrose, who are the individuals most knowledgeable about the Property, without undertaking any independent investigation. The individuals who serve as the measure of knowledge shall have no personal liability.

        (a) Seller is a limited liability company duly organized, validly existing and in good standing in the State of California. At the time of their execution and delivery, this Agreement and all other documents executed by Seller and delivered by Seller to Buyer shall be: (i) duly authorized, executed and delivered by Seller; (ii) legal, valid and binding obligations of Seller; and (iii) enforceable in accordance with their respective terms.

        (b) Execution of this Agreement and all related documents, and the full and complete performance by Seller of all of its obligations under this Agreement and all related documents, will not violate, result in any breach of, constitute (with or without the giving of notice or the passage of time or both) a default under or trigger the acceleration of any agreement, bond, indenture, mortgage, deed of trust, bank, loan or credit agreement or other instrument to which Seller is a party or by which Seller is bound. Seller is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement such that the liability thereunder might impair Seller's ability to perform its obligations under this Agreement.

        (c) With the exception of the Entitlements, no consent from, or notice to, any federal, state or local government, bureau, department, court commission or agency, or any other person or entity, whether or not governmental in character, is required to permit Seller to execute, deliver and perform all its obligations under this Agreement.

        (d) Seller has delivered to Buyer all surveys, soils and environmental reports, maps, permits, approvals, agreements, assessments, improvement plans, leases, covenants, conditions and restrictions and other material documents that to the best of Seller's knowledge are relevant to the development and use of the Property that are in the Seller's possession or under its control.

        (e) To the best of Seller's knowledge, there is no pending litigation, eminent domain proceedings, notices from any governmental or quasi-governmental agencies or other notices of claims of any kind that would materially adversely affect Buyer's ability to develop the Property in accordance with the Development Agreement.

        (f) To the best of Seller's knowledge:

               (i) No Hazardous Materials are being or have been produced or disposed of on the Property or (with the exception of motor vehicle fuels stored in construction vehicle fuel tanks or in temporary aboveground tanks for refueling of construction vehicles) stored on or below the surface of the Property by Seller during Seller's ownership thereof, and Seller has no actual knowledge that any Hazardous Materials have been produced or disposed of on the Property or (with the exception of motor vehicle fuels stored in construction vehicle fuel tanks or in temporary aboveground tanks for refueling of construction vehicles) stored on or below the surface of the Property by any other person or entity.

               (ii) Seller has received no notice from and, to the best of Seller's knowledge, there is not currently pending any proceeding or investigation by any governmental authority concerning the existence of Hazardous Materials on the Property.

        For purposes of this Agreement, "HAZARDOUS MATERIALS" or toxic substances shall mean substances defined as "hazardous substances "hazardous material," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss.ss.9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss. 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss. 6901 et seq.; and those substances defined as "hazardous waste" in Section 25117 of the California Health and Safety Code or, as "hazardous substances" in Section 25316 of the California Health and Safety Code; and in the regulations adopted pursuant to said laws.

        (g) To the best of Seller's knowledge, there is no pending or threatened litigation against Seller or the Property which would materially and adversely impact Buyer's contemplated use and development of the Property.

        (h) To the best of Seller's knowledge, the grading of the Property and the completion of any Off-Site Improvements performed to date were performed in a good and workmanlike manner in accordance with all applicable plans and specifications.

        (i) The representations and warranties made by Seller contain no untrue statement of material fact and do not omit any material fact necessary to make the statements contained therein not misleading.

        13.2 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer makes the following representations, warranties and covenants to Seller as of the Effective Date:

        (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and qualified to do business in the State of California. At the time of their execution and delivery, this Agreement and all other documents executed by Buyer and delivered by Buyer to Seller shall be: (i) duly authorized, executed and delivered by Buyer; (ii) legal, valid and binding obligations of Buyer; and (iii) enforceable in accordance with their respective terms.

        (b) Execution of this Agreement and all related documents, and the full and complete performance by Buyer of all of its obligations under this Agreement and all related documents, will not violate, result in any breach of, constitute (with or without the giving of notice or the passage of time or both) a default under or trigger the acceleration of any agreement, bond, indenture, mortgage, deed of trust, bank, loan or credit agreement or other instrument to which Buyer is a party or by which Buyer is bound. Buyer is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement such that the liability thereunder might impair Buyer's ability to perform its obligations under this Agreement.

        (c) With the exception of the Entitlements, no consent from, or notice to, any federal, state or local government, bureau, department, court commission or agency, or any other person or entity, whether or not governmental in character, is required to permit Buyer to execute, deliver and perform all its obligations under this Agreement.

        (d) The representations and warranties made by Buyer contain no untrue statement of material fact and do not omit any material fact necessary to make the statements contained therein not misleading.

SECTION 14     LIQUIDATED DAMAGES.

        If this Agreement is terminated other than as a result of a default by Buyer, the Deposit (or, if the default relates to the purchase of the Option Property, the Option Deposit) plus interest actually earned while on deposit in escrow shall be returned to Buyer. If this Agreement is terminated as a result of a default by Buyer under this Agreement, the Deposit (or, if the default relates to the purchase of the Option Property, the Option Deposit) and interest actually earned while on deposit in escrow shall be retained by Seller as liquidated damages. THE PARTIES AGREE THAT THE SELLER'S ACTUAL DAMAGES IN THE EVENT OF A FAILURE OF BUYER TO CLOSE THE PURCHASE OF THE PROPERTY (OR THE OPTION PROPERTY, IF APPLICABLE) WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT (OR, IF THE DEFAULT RELATES TO THE PURCHASE OF THE OPTION PROPERTY, THE OPTION DEPOSIT) PLUS INTEREST ACTUALLY EARNED WHILE ON DEPOSIT IN ESCROW HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY

AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED AS A RESULT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.

                    SELLER'S INITIALS: ________ BUYER'S INITIALS: ________

SECTION 15.    MISCELLANEOUS.

        15.1 ATTORNEYS' FEES. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's actual expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including contempt, garnishment, levy, discovery and bankruptcy. For this purpose "expenses" include, without limitation, court or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

        15.2 CONSTRUCTION OF AGREEMENT. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

        15.3 FURTHER ASSURANCES. Each party, at any time before or after the Closing, shall at its own expense execute, acknowledge and deliver any additional deeds, assignments, conveyances and other assurances, documents and instruments reasonably requested by the other party, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by such other party, for the purpose of confirming and effectuating any of the transactions contemplated by this Agreement.

        15.4 INTEGRATION. This Agreement sets forth the entire understanding of the parties relating to the transactions they contemplate, and supersedes all prior understandings relating to them, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

        15.5 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any day other than a Saturday, Sunday, or federal or state legal holiday (a "BUSINESS DAY") before 5:00 PM local time and on the next business day if received after 5:00 PM or on other than a business day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier,
(iii) delivery by United States first class certified or registered mail, postage prepaid, and (iv) transmittal by electronically confirmed telecopier or facsimile, addressed as follows:

To Seller:                   SHEA CENTER LIVERMORE, LLC
                             c/o SHEA HOMES LIMITED PARTNERSHIP
                             2155 Las Positas Ct., Suite. U
                             Livermore, CA  94550
                             Attn:  Robert M. Burke
                             Telephone:  925-373-2235
                             Facsimile:  925-373-2555

With a copy to:              McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                             3150 Porter Drive
                             Palo Alto, CA  94304-1212
                             Attention:  Edward S. Merrill, Esq.
                             Telephone:  650-849-4876
                             Facsimile:  650-849-4800

To Buyer:                    KLA-TENCOR CORPORATION
                             160 Rio Robles
                             San Jose, CA  95134-1809
                             Attn: Richard H. Austin
                             Telephone:  408-875-5778
                             Facsimile:  408-875-7578

With a copy to:              SILICON VALLEY LAW GROUP
                             132 N. Third Street, Suite 900
                             San Jose, CA  95112
                             Attention:  Lucy Lofrumento
                             Telephone:  408-286-6100
                             Facsimile:  408-286-1400

Either party may change its address by written notice to the other in the manner set forth above. Receipt of communications by United States first class or registered mail shall be sufficiently evidenced by return receipt. Receipt of communication by facsimile shall be sufficiently evidenced by a machine generated confirmation of transmission without notation of error. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.

        15.6 RELATIONSHIP. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust or other relationship with duties or incidents different from those of parties to an arm's-length contract.

        15.7 SEVERABILITY. The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law. If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction. The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.

        15.8 ASSIGNABILITY. Neither Buyer nor Seller shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, other than to its Affiliates.

        15.9 THIRD PARTIES. Nothing in this Agreement shall be construed to give any person other than the express parties to this Agreement any benefits, rights or remedies.

        15.10 TIME OF THE ESSENCE. Time is of the essence in the performance of each party's respective obligations under this Agreement, and no notice of a party's intent to require strict compliance with the deadlines set forth in this Agreement is required.

        15.11 TRANSACTION EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, authorization (including any necessary meetings or actions) or delivery of this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its attorneys, accountants and other advisors.

        15.12 WAIVER, MODIFICATION AND AMENDMENT. No amendment of, supplement to or waiver of any obligations under this Agreement will be enforceable or admissible unless set forth in a writing signed by the party against which enforcement or admission is sought. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted shall apply solely to the specific instance expressly stated.

        15.13 BROKERS' FEES. Seller shall pay a brokers commission to each of The Staubach Company (Buyer's Broker) and Cornish & Carey (Seller's Broker) in the amount of two and a half percent (2 1/2%) of the Purchase Price upon and only upon the Closing Date. If Buyer exercises its Option to purchase the Option Property, Seller shall also pay a commission equal to two and a half percent (2 1/2%) of the Option Price to each of The Staubach Company and Cornish & Carey upon and only upon close of escrow for the Option Property.

        15.14 SURVIVAL. Any claims for breaches as of the Closing Date of any representations, warranties or covenants contained in this Agreement must be brought within one (1) year of the Closing Date. The covenants of this Agreement contemplating performance after the Closing shall survive until fulfilled.

        15.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document. A facsimile of a counterpart signature page shall be considered the equivalent of an ink original for all purposes.

                                SELLER:

                                SHEA CENTER LIVERMORE, LLC, a California limited liability company

                                By: J.F. Shea Co., Inc., a Nevada corporation

                                   By
                                     ---------------------------------------
                                   Print Name
                                             -------------------------------
                                   Title
                                        ------------------------------------

                                BUYER:

                                KLA-TENCOR CORPORATION, a Delaware corporation

                                   By
                                     ---------------------------------------
                                   Print Name
                                             -------------------------------
                                   Title
                                        ------------------------------------

                                  DEFINED TERMS

TERM                                              DEFINED IN
Affiliate                                         Section 11.4
Agreement                                         Preamble
Approved Exceptions                               Section 2
Approved Improvements                             Section 7.2
business day                                      Section 15.5
Buyer                                             Preamble
Buyer's Approved Site Plan                        Section 2
Buyer's Capital Costs                             Section 11.2(a)
CC&Rs                                             Section 4.1(f)
Capital Expenditures                              Section 11.2
City                                              Section 3.3(c)
Closing                                           Section 5.1
Closing Date                                      Section 5.1
Construction Commencement Certificate             Section 7.3(a)
Construction Commencement Notice                  Section 7.3(a)
Construction Completion Certificate               Section 7.3(a)
Deposit                                           Section 1.4(a)
Development Agreement                             Recital B
Effective Date                                    Preamble
Entitlements                                      Section 3.3(c)
Escrow                                            Section 5.1
Escrow Agent                                      Section 5.1
FAR                                               Section 8
Feasibility Conditions                            Section 9.3
Feasibility Period                                Section 9.1
Grant Deed                                        Section 2
Hazardous Materials                               Section 13.1(f)
Investigations                                    Section 9.2
Land                                              Recital A
Lot Line Adjustment                               Section 6.1
Market Value                                      Section 11.2(a)
Memorandum of Option                              Section 10.7
Memorandum of Repurchase Option                   Section 7.3(d)
Off-Site Improvements                             Section 6.2
Offer Notice                                      Section 11.1
Offer Property                                    Section 11.1
Option                                            Section 10.1
Option Deposit                                    Section 10.4
Option Property                                   Recital D
Option Trigger Date                               Section 10.2
Phase I                                           Section 8
Phase II                                          Section 8
Phase III                                         Section 8

Planned Unit Development                          Section 3.3(c)
Preliminary Title Report                          Section 2.1
Property                                          Recital C
Purchase Price                                    Section 1.3
Referee                                           Section 11.2(a)
Repurchase Escrow                                 Section 7.3(c)
Repurchase Option                                 Section 7.3(a)
Repurchase Property                               Section 7.3(a)
Seller                                            Preamble
Tentative Map                                     Recital B
Title Company                                     Section 2
Title Policy                                      Section 2
Transfer Tax Declaration                          Section 2
Working Drawings                                  Section 7.2
Zoning Ordinance                                  Section 3.3(c)

                                    EXHIBIT B

                         MEMORANDUM OF REPURCHASE OPTION

                                  See attached.

                                    EXHIBIT C

                              MEMORANDUM OF OPTION

                                  See attached.

                                   SCHEDULE 1

                       TIF CREDITS AND OTHER IMPACT FEES.

             Credit Type                  Currently Held             Anticipated During
                                                                      Project Lifetime

             TIF Credits                    $1,132,928                   $36,798,416

                                   SCHEDULE 2

                   OFF-SITE IMPROVEMENTS CONSTRUCTION SCHEDULE

                                  See attached.